Exhibit 10.1
FIRST AMENDMENT TO

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDMENT is dated as of February 20, 2007, between Kaman Corporation, a Connecticut corporation (the “Company”), and Paul R. Kuhn (the “Executive”).

WHEREAS, the Executive and the Company are parties to an Employment Agreement dated as of February 24, 2006 and effective as of February 21, 2006 (the “Employment Agreement”); and

WHEREAS, the Executive and the Company have agreed to amend the Employment Agreement as set forth below.

NOW, THEREFORE, it is hereby agreed as follows:

1.	Effective as of February 21, 2006, the first sentence of Section 8(a) is hereby amended and restated to read as follows:

“Upon employment termination due to Disability, the Company shall pay or provide the Executive (i) any unpaid Base Salary through the date of termination and any accrued vacation in accordance with Company policy; (ii) any unpaid bonus or other short-term and long-term incentive compensation earned with respect to any completed fiscal year; (iii) reimbursement for any unreimbursed expenses incurred through the date of termination; (iv) all other payments and benefits to which the Executive may be entitled under the terms of any applicable compensation arrangement or benefit, equity or perquisite plan or program or grant or this Agreement, including but not limited to any applicable pension, retirement and insurance benefits (collectively, “Accrued Amounts”).”.

2.	Effective as of February 21, 2006, Section 8(d)(3) of the Employment Agreement is hereby amended and restated to read as follows:

“an amount equal to the product of two times the sum of (i) the Executive’s then Base Salary and (ii) the most recent annual bonus paid to the Executive (or awarded by the Board or the Committee for the preceding calendar year if not then paid), payable in a single lump sum commencing on the earliest payroll date that does not result in adverse tax consequences to Executive under Section 409A of the Code. Notwithstanding the foregoing, if the Executive terminates employment within two years of his Retirement Date, the lump sum amount described in the immediately preceding sentence shall be reduced by multiplying it by a fraction, the numerator of which is the number of days from the Executive’s employment termination date until the Retirement Date, and the denominator of which is 730;”.

3.	Effective as of February 21, 2006, Section 8(d)(4) of the Employment Agreement is hereby amended and restated to read as follows:

“each cash-based long-term performance award for which the performance period has not yet been completed as of the date of such termination shall be deemed fully vested and fully earned and then shall be cancelled in exchange for a cash payment equal to 100% of the target value of such award multiplied by a fraction, the numerator which is the number of days the Executive remained employed with the Company during the award’s performance period and the denominator of which is the total number of days during the award’s performance period;”.

4.	Effective as of February 21, 2006, Section 8(e)(3) of the Employment Agreement is hereby amended and restated to read as follows:

“each cash-based long-term performance award for which the performance period has not yet been completed as of the date of such termination shall be deemed fully vested and fully earned and then shall be cancelled in exchange for a cash payment within 10 business days after the date of the Executive’s retirement with payment equal to 100% of the target value of such award multiplied by a fraction, the numerator which is the number of days the Executive remained employed with the Company during the award’s performance period and the denominator of which is the total number of days during the award’s performance period;”.

5.	Except as expressly modified by the terms of this Amendment, the provisions of the Employment Agreement shall continue in full force and effect.

6.	This Amendment may be executed in several counterparts, each of which shall be deemed an original and which together shall constitute but one and the same instrument.

7.	This Amendment shall be governed by, and construed in accordance with, the laws of the State of Connecticut without regard to its conflicts of law principles.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment, as of the day and year first written above.

Kaman Corporation

By:	/s/ Brian E. Barents
Brian E. Barents
Its:	Chairman, Personnel and Compensation Committee

By:	/s/ Paul R. Kuhn
Paul R. Kuhn